UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017 (June 21, 2017)

OSIRIS THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-32966	71-0881115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7015 Albert Einstein Drive, Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 545-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Certain Officers; Appointment of Certain Officers; and Compensatory Arrangements of Certain Officers.

Appointment and Compensation of President and Chief Executive Officer

On June 21, 2017 Osiris Therapeutics, Inc. (the “Company”)  appointed Linda Palczuk, age 55, to serve as President and Chief Executive Officer, effective July 10, 2017. She will be nominated for election to the Board of Directors at the next shareholder meeting.  Ms. Palczuk has had an extensive and successful 30 year career with AstraZeneca Pharmaceuticals and its legacy companies, serving in senior level commercial and general management roles, including Vice President, Mature Brands and Vice President Global Commercial Excellence from January 2012 until March 2015, Vice President Sales & Marketing from March 2009 to December 2011, and Vice President Sales from April 2006 to February 2009.  Since June 2015, Ms. Palczuk was an independent consultant providing business expertise within the pharmaceutical sector.

Ms. Palczuk holds a BA in Biology from Franklin & Marshall College and a Master of Business Administration from the University of Delaware.

On June 24, 2017, Ms. Palczuk entered into an employment agreement with the Company.  The agreement provides that Ms. Palczuk will be paid a base salary of four hundred fifty thousand dollars ($450,000).  Her base salary will be reviewed annually and any increases will be in the sole discretion of the Compensation Committee and the Board of Directors.

Ms. Palczuk will be eligible for an annual performance-based bonus of up to 44.44% of her base salary.   Ms. Palczuk will receive an initial stock option grant of 25,000 shares. Ms. Palczuk shall also be entitled to participate in the Company’s long term cash/equity incentive plan to be designed by the Compensation Committee by or before December 31, 2017.  She will be entitled to participate in other benefit plans generally available to other executives.

The employment agreement renews each year at December 31, until December 31, 2020 when the Agreement expires.  Either Ms. Palczuk or the Company can elect not to renew the agreement by giving written notice at least 30 days in advance of the renewal date.  Ms. Palczuk will be entitled to severance in certain circumstances.   If she terminates the agreement for “good reason” (as defined in the agreement) or if the Company terminates her employment without “cause” (as defined in the agreement), she will be entitled to a severance payment equal to 12 months of her base salary plus a pro-rated annual bonus.  Ms. Palczuk will also be entitled to a severance payment equal to 12 months of her base salary plus a pro-rated annual bonus if the Company decides not to enter into an amendment to extend the agreement or enter into a new agreement with her after the employment agreement expires on December 31, 2020.  The severance payment equal to 12 months of her base salary is shortened to six months in two circumstances:  (i) if the termination occurs within the first year (July 10, 2018), or (ii) she is terminated and has not received a performance-based annual bonus for two consecutive years.

Ms. Palczuk also entered into the Company’s employee confidentiality, noncompetition and invention agreement which provides, among other restrictions, that for 12 months after her termination of employment, Ms. Palczuk will not solicit employees or customers of the Company and will not, directly or indirectly become employed by or affiliated with any company in a division or business line which is competitive with the business of the Company.  The 12 month restricted period would be reduced to six months under the circumstances where Ms. Palczuk would receive a severance payment equal to six months of her base salary described in the immediately preceding paragraph.

The foregoing descriptions of the employment agreement and the employee confidentiality, noncompetition and invention agreement are summaries of the material terms and are qualified in their entirety by reference to the employment agreement and the employee confidentiality, noncompetition and invention agreement, attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Interim Chief Executive Officer.

Upon Ms. Palczuk’ s appointment on June 21, 2017, David A. Dresner is no longer serving as the Interim President and Chief Executive Officer of the Company.   Until Ms. Palczuk’s arrival on July 10, 2017, Jason Keefer, age 45, the Company’s Vice President of Marketing will temporarily assume the role of Interim President and Chief

Executive Officer.  Mr. Keefer has been the Vice President of Marketing since August 2016.  Prior to becoming the Vice President of Marketing, Mr. Keefer held various roles of increasing responsibility at Osiris since February 2014, including Regional Business Sales Director and Director of Training and Director of Marketing.  Prior to employment at Osiris, Mr. Keefer was the Zone Director (Sales) for the Central U.S. at Shire plc where he was employed from 2011 through 2014.   Mr. Keefer will not receive any additional compensation as a result of this temporary role.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed with this report:

Exhibit 10.1	Employment Agreement, dated June 24, 2017, between Linda Palczuk and the Company.

Exhibit 10.2	Employee Confidentiality, Noncompetition and Invention Agreement, effective July 10, 2017, between Linda Palczuk and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Linda Chang

Linda Chang
Chief Financial Officer

Date: June 26, 2017

Exhibit Index

Exhibit 10.1	Employment Agreement, dated June 24, 2017, between Linda Palczuk and the Company.

Exhibit 10.2	Employee Confidentiality, Noncompetition and Invention Agreement, effective July 10, 2017, between Linda Palczuk and the Company.